INNODATA CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
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PRIMARY AND FULLY DILUTED EARNINGS PER SHARE            1995

Reconciliation of net income per statement
     of income to amount used
     in earnings per share computation:
          Net income, as reported                 $1,511,388
          Add-Interest on investment, net
               of tax effect, on application of
               assumed proceeds from exercise of
               options and warrants in
               excess of 20% limitation              249,974
                                                  ----------

          Net income, as adjusted                 $1,761,362
                                                  ==========

Reconciliation of weighted average number
     of shares outstanding to amount
     used in earnings per share computation:
          Weighted average number of
               shares outstanding                  4,448,473
                                                  ----------
          Add-Shares issuable from assumed
               exercise of options and warrants
               in excess of 20% limitation         1,007,793

          Weighted average number of shares
                outstanding, as adjusted           5,456,266
                                                  ==========

Primary and fully diluted earnings per share      $      .32
                                                  ==========

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